Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT BETWEEN THE COMPANY

AND JOHN A. EDWARDSON

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of June 30, 2011 between CDW LLC, an Illinois limited liability company (the “Company”), and John A. Edwardson (“Chairman”), and shall become effective on October 1, 2011 as set forth herein.

WHEREAS, the Company and the Chairman entered into that certain Employment Agreement dated as of October 12, 2007 and amended as of January 1, 2009 (the “Previous Employment Agreement”), which agreement replaced and superseded in all respects the Employment Agreement by and between the Company and the Chairman dated as of January 28, 2001 (the “Pre-Merger Employment Agreement”) and that certain Transitional Compensation Agreement by and between the Company and Chairman dated as of January 28, 2001 (jointly with the Pre-Merger Employment Agreement, the “Pre-Merger Agreements”);

WHEREAS, the Company is in the process of transitioning the role of Chief Executive Officer from Chairman to the Company’s current Chief Operating Officer, Thomas Richards (“Richards”);

WHEREAS, the Company, Chairman and Richards have determined that the transition shall become effective on October 1, 2011, at which time Richards will become the Chief Executive Officer of the Company and the Chairman shall step down as Chief Executive Officer and continue in the role of Chairman of the Board of Directors of the Company;

WHEREAS, the Company desires to have Chairman continue to assist the Company and Richards in a number of different areas following the transition on October 1, 2011; and

WHEREAS, the Company and the Chairman desire to amend and restate in its entirety the Previous Employment Agreement to reflect the terms of Chairman’s continued services and role with the Company for the fifteen month period following the effective date of the transition.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Chairman hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Chairman and the Chairman hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. This Agreement and the term of employment of the Chairman by the Company pursuant to this Agreement shall be effective and commence automatically on October 1, 2011 (the “Effective Date”) without further action by the Company or Chairman and, unless earlier terminated pursuant to Section 4 hereof, shall end on December 31, 2012 (the “Employment Period”); provided, however, in the event the Previous Employment Agreement is terminated for any reason pursuant to its terms prior to the Effective Date, this Agreement shall be null and void and shall not become effective. For the avoidance of doubt, prior to the Effective Date the Previous Employment Agreement shall remain in full force and effect and continue to govern the rights and obligations of Chairman and the Company.

2. Position and Duties; Responsibilities.

(a) Position and Duties. The Company shall employ the Chairman during the Employment Period as its Chairman of the Board of Directors of CDW Holdings LLC, a Delaware limited liability company and ultimate parent of the Company (“CDW Holdings”), and of the Company, and shall serve as its Chairman in each case during the Employment Period. In addition to serving as the Chairman of the Board of Directors, the Chairman shall assist the Company and Richards with various projects during the Employment Period as contemplated by Exhibit A attached hereto and shall generally assist the Company and Richards with the transition of the position of Chief Executive Officer to Richards. During the Employment Period, the Chairman shall perform faithfully and loyally and to the best of the Chairman’s abilities the duties assigned to the Chairman hereunder and shall devote the required business time, attention and effort to the affairs of the Company and its subsidiaries to perform the duties assigned to Chairman hereunder and shall use the Chairman’s reasonable best efforts to promote the interests of the Company and its subsidiaries. The Chairman may engage in charitable, civic or community activities, manage his personal investments, continue to serve as a director of Fedex Corporation and may serve as a director of any other business corporation; provided that such activities or service do not materially interfere with the Chairman’s duties hereunder or violate the terms of any of the covenants contained in Section 7, 8 or 9 hereof.

3. Compensation.

(a) Base Salary. During the Employment Period, the base salary in effect from time to time payable to the Chairman shall be as follows:

(i) for the period beginning on the Effective Date and continuing through March 31, 2012 - $825,000 per annum;

(ii) for the period from April 1, 2012 through June 30, 2012 - $618,750 per annum;

(iii) for the period from July 1, 2012 through September 30, 2012 - $412,500 per annum; and

(iv) for the period October 1, 2012 through December 31, 2012 - $206,250 per annum.

The base salary shall be payable in accordance with the Company’s standard payroll practices for its executives. The Chairman’s annual base salary in effect from time to time under this Section 3(a) is hereinafter referred to as “Base Salary.”

(b) Annual Incentive Bonus. During the Employment Period, the Chairman shall be entitled to participate in the Company’s Senior Management Incentive Plan or such other cash bonus plan as may be approved by the Compensation Committee of the Board following the date hereof (the “Incentive Plan”) in accordance with the terms of such plan. The target incentive bonus opportunity (the “Bonus Target”) for the Chairman under the Incentive Plan shall be $1,300,000 for the fiscal year ended December 31, 2011 and shall be $812,500 for the fiscal year ended December 31, 2012. The actual incentive bonus payable for 2011 and for 2012 shall be based upon objective criteria established and approved by the Compensation Committee of the Board. At the end of each fiscal year, the Chairman shall be entitled to receive any earned but unpaid portion of the Bonus Target, which shall be payable during the fiscal year that begins immediately following the fiscal year for which the bonus was earned or at such time as otherwise may be provided under the Incentive Plan.

(c) Other Benefits. During the Employment Period, the Chairman shall be entitled to participate in the Company’s employee benefit plans generally available to senior executives of the Company (such benefits being hereinafter referred to as the “Employee Benefits”). The Chairman shall be entitled to take time off for vacation or illness in accordance with the Company’s policies and to receive all fringe benefits and perquisites as are from time to time made generally available to senior executives of the Company.

(d) Expense Reimbursement. The Company shall reimburse the Chairman, in accordance with the Company’s policies and procedures, for all proper expenses incurred by the Chairman during the Employment Period in the performance of the Chairman’s duties hereunder. The Company shall pay the reasonable legal fees and expenses incurred by the Chairman in connection with the negotiation and preparation of this Agreement in an amount not to exceed $25,000.

4. Termination.

(a) Death. Upon the death of the Chairman, the Employment Period shall end immediately, and all rights of the Chairman and the Chairman’s heirs, executors and administrators to compensation and other benefits under this Agreement shall also cease immediately, except that the Chairman’s heirs, executors or administrators, as the case may be, shall be entitled to:

(i) accrued Base Salary through and including the Chairman’s date of death;

(ii) the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the Chairman’s termination of employment occurs;

(iii) any earned but unpaid portion of the Bonus Target determined, as of the last day of the fiscal year in which the Chairman’s death occurs, under the Incentive Plan or any predecessor or successor plan for the fiscal year in which the Chairman’s termination of employment occurs, prorated from the first day in such fiscal year through and including the Chairman’s date of death; and

(iv) other Employee Benefits to which the Chairman was entitled on the date of death in accordance with the terms of the plans and programs of the Company.

(b) Disability. The Company may, at its option, terminate the Chairman’s employment upon written notice to the Chairman if the Chairman, because of physical or mental incapacity or disability, fails to perform the essential functions of the Chairman’s position, with or without reasonable accommodation, required of the Chairman hereunder for a continuous period of 120 days or any 180 days within any 12-month period. Upon such termination, the Employment Period shall end immediately, and the Chairman’s entitlement to compensation and benefits shall also cease immediately, except that the Chairman shall be entitled to:

(i) accrued Base Salary through and including the effective date of the Chairman’s termination of employment;

(ii) the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the Chairman’s termination of employment occurs;

(iii) any earned but unpaid portion of the Bonus Target determined, as if the last day of the fiscal year in which the Chairman’s termination occurs, under the Incentive Plan or any predecessor or successor plan for the fiscal year in which the Chairman’s termination of employment occurs, prorated from the first day in such fiscal year through and including the Chairman’s date of termination;

(iv) other Employee Benefits to which the Chairman is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; and

(v) continued coverage under the Company’s medical, dental and vision plans for the Chairman and his eligible dependents at active employee rates until the Chairman becomes eligible for Medicare benefits, and with full COBRA rights (at full COBRA rates) arising for the Chairman’s eligible dependents once the Chairman becomes eligible for Medicare benefits (or upon the Chairman’s death, if earlier).

In the event of any dispute regarding the existence of the Chairman’s incapacity or disability hereunder, the matter shall be resolved by the determination of a physician selected by the Board and reasonably acceptable to the Chairman. The Chairman shall submit to appropriate medical examinations for purposes of such determination and shall consent to the disclosure to the Board of all results of such examinations.

(c) Cause.

(i) The Company may, at its option, terminate the Chairman’s employment under this Agreement for Cause (as hereinafter defined) upon written notice to the Chairman (the “Cause Notice”). The Cause Notice shall state the particular action(s) or inaction(s) giving rise to termination for Cause. No action(s) or inaction(s) will constitute Cause unless (1) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board (excluding Chairman) at a meeting at which the Chairman is allowed to appear before the Board (but not in his capacity as a member of the Board) with his legal counsel and (2) where remedial action is feasible, the Chairman fails to remedy the action(s) or inaction(s) within 10 days after receiving the Cause Notice. If the Chairman so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect.

(ii) As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(A) any willful refusal by the Chairman to follow lawful directives of the Board which are consistent with the scope and nature of the Chairman’s duties and responsibilities as set forth herein;

(B) the Chairman’s conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement;

(C) any gross negligence or willful misconduct of the Chairman resulting in a material loss to the Company or any of its subsidiaries, or material damage to the reputation of the Company or any of its subsidiaries;

(D) any material breach by the Chairman of any one or more of the covenants contained in Section 7, 8 or 9 hereof; or

(E) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.

(iii) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(iv) If the Company terminates the Chairman’s employment for Cause, the Employment Period shall end immediately upon Cause being established under this Agreement, and the Chairman’s entitlement to compensation and benefits shall cease immediately as of such termination, except that the Chairman shall be entitled to the payments and benefits specified in Sections 4(b)(i), 4(b)(ii) and 4(b)(iv) hereof.

(d) Termination Without Cause. The Company may, at its option, terminate the Chairman’s employment under this Agreement upon written notice to the Chairman without Cause (other than for a reason set forth in Section 4(b)). Any such termination shall be authorized by the Board. If the Company terminates the Chairman’s employment without Cause, the Employment Period shall end immediately, and the Chairman’s entitlement to compensation and benefits shall also cease immediately, except that the Chairman shall be entitled to:

(i) the payments and benefits specified in Sections 4(b)(i) through 4(b)(v) hereof, inclusive; and

(ii) a lump sum cash payment equal to the product of (x) two, and (y) the sum of the Base Salary and the Prior Bonus (as defined below).

As used in this Agreement, the term “Prior Bonus” shall mean the average of the annual incentive bonus earned under the Incentive Plan or any comparable bonus earned under any predecessor or successor plan (including any bonus earned and payable but not yet paid) for the last three full fiscal years.

(e) Voluntary Termination.

Upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Chairman may voluntarily terminate his employment with the Company other than with Good Reason. If the Chairman voluntarily terminates his employment pursuant to this Section 4(e), the Employment Period shall cease immediately and Chairman’s entitlement to compensation and benefits shall also cease immediately, except that the Chairman shall be entitled to the payments and benefits specified in Sections 4(b)(i), 4(b)(ii) and 4(b)(iv) hereof.

(f) Retirement.

Upon the Chairman’s retirement following the last day of the Employment Period, the Chairman’s entitlement to compensation and benefits shall cease immediately, except that the Chairman shall be entitled to the payments and benefits specified in Sections 4(b)(i), 4(b)(ii), 4(b)(iv) and 4(b)(v) hereof. In addition, the Chairman shall be entitled to an incentive bonus under the Incentive Plan for the fiscal year ended December 31, 2012 based on actual performance, payable when the incentive bonuses for the fiscal year ended December 31, 2012 under the Incentive Plan are paid to senior executives of the Company.

(g) Termination for Good Reason.

(i) The Chairman may voluntarily terminate his employment with Good Reason (as hereinafter defined) upon written notice to the Board within 60 days after the occurrence of any event constituting or giving rise to Good Reason (the “Good Reason Notice”). The Good Reason Notice shall state the particular action(s) or inaction(s) giving rise to Good Reason. No action(s) or inaction(s) will constitute Good Reason unless, where remedial action is feasible, the Company fails to remedy the action(s) or inaction(s) within 10 days after receiving the Good Reason Notice. If the Company so effects a cure to the satisfaction of the Chairman, the Good Reason Notice shall be deemed rescinded and of no force or effect. If the Chairman voluntarily terminates the Chairman’s employment in accordance with the provisions of this Section 4(g), the Employment Period shall cease immediately and Chairman’s entitlement to compensation and benefits shall also cease immediately, except that the Chairman shall be entitled to:

(A) the payments and benefits specified in Sections 4(b)(i) through 4(b)(v) hereof, inclusive; and

(B) a lump sum cash payment equal to the product of (x) two, and (y) the sum of the Base Salary and the Prior Bonus.

(ii) As used in this Agreement, the term “Good Reason” shall mean during the Employment Period, without the written consent of the Chairman, any one or more of the following:

(A) the assignment to the Chairman of any duties materially inconsistent in any respect with the Chairman’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement;

(B) any failure by the Company to comply with the provisions of Section 3 hereof;

(C) any requirement by the Company that the Chairman’s principal office be located more than 50 miles outside of the greater Chicago metropolitan area; or

(D) any other material breach by the Company of this Agreement.

The parties agree that Chairman’s change in duties as described in this Agreement in connection with the appointment of Thomas Richards as Chief Executive Officer of the Company shall not give rise to Good Reason under Section 4(g) hereof.

5. Certain Additional Payments. The Company agrees that:

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Chairman (but determined without regard to any additional payments required under this Section 5) (a “Payment”), either (x) attributable to the acceleration of Chairman’s stock options, restricted stock and other equity and long-term incentive awards in connection with the merger of VH MergerSub, Inc., an Illinois corporation (“MergerSub”), with and into the Company, pursuant to the terms of the Agreement and Plan of Merger dated as of May 29, 2007 among the Company, MergerSub and Holdings, or (y) in connection with the first transaction resulting in a change in control of a successor corporation of CDW Holdings or of Holdings or the Company following an initial public offering of shares of common stock of a successor corporation of CDW Holdings or of Holdings or the Company, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or if any interest or penalties are incurred by the Chairman with respect to such excise tax (such excise tax, together with any such interest and penalties, being, hereinafter collectively referred to as the “Excise Tax”), then the Chairman shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Chairman of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Chairman retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that the Chairman is entitled to a Gross-Up Payment, but that the Chairman, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $100,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Chairman resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Chairman and the Payments, in the aggregate, shall be reduced to the Reduced Amount. Any such Gross-Up Payment shall be made promptly after it is determined such Gross-Up Payment is required, but in any event by the end of Chairman’s taxable year next following the Chairman’s taxable year in which the Chairman remits the related Excise Tax.

(b) Subject to the provisions of Section 5(c) below, all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm which is then serving as the auditors for the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Chairman within fifteen (15) business days of the receipt of notice from the Chairman that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the

Chairman shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Chairman within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Chairman, it shall furnish the Chairman with a written opinion that failure to report the Excise Tax on the Chairman’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon the Company and the Chairman. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made pursuant to this Section 5 (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c), below, and the Chairman thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Chairman.

(c) The Chairman shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Chairman is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Chairman shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Chairman gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Chairman in writing prior to the expiration of such period that it desires to contest such claim, the Chairman shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) Permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Chairman harmless, on an after-tax basis, for all taxes (including interest and penalties with respect thereto), including without limitation any Excise Tax and income tax (including interest and penalties with respect thereto), imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Chairman to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and the Chairman agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Chairman to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Chairman on an interest-free basis and shall indemnify and hold the Chairman harmless, on an after-tax basis, for all taxes (including interest and penalties with respect thereto), including without limitation any Excise Tax and income tax (including interest or penalties with respect thereto), imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Chairman with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Chairman shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Chairman of an amount advanced by the Company pursuant to Section 5(c) above, the Chairman becomes entitled to receive any refund with respect to such claim, the Chairman shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto). If, after the receipt by the Chairman of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Chairman shall not be entitled to any refund with respect to such claim and the Company does not notify the Chairman in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid pursuant to this Section 5.

6. Federal and State Withholding. The Company shall deduct from the amounts payable to the Chairman pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Chairman’s Form W-4 on file with the Company, and all applicable employment taxes.

7. Noncompetition; Nonsolicitation.

(a) General. The Chairman acknowledges that in the course of the Chairman’s employment with or provision of services (including service as a manager, director, advisor or consultant) to the Company and its subsidiaries the Chairman has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Chairman’s services will be of special, unique and extraordinary value to the Company and its subsidiaries.

(b) Noncompetition. The Chairman agrees that during the period of the Chairman’s employment with or service to the Company or any of its subsidiaries and continuing until December 31, 2016 (the “Noncompetition Period”), the Chairman shall not in any manner, directly or indirectly, through any person, firm, corporation or other enterprise, alone or as a member of a partnership or other organization or as an officer, director, stockholder, investor, manager or employee of or consultant to any firm, corporation or other enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or other enterprise in engaging or being engaged, in any business, in which the Chairman was involved or had knowledge, being conducted by, or being planned by, the Company or any of its subsidiaries as of the termination of the Chairman’s employment with or service to the Company or any of its subsidiaries in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(c) Nonsolicitation. The Chairman further agrees that during the Noncompetition Period the Chairman shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which Section 7(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

(d) Exceptions. Nothing in this Section 7 shall prohibit the Chairman from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Chairman has no active participation in the business of such corporation.

(e) Reformation. If, at any time of enforcement of this Section 7, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 7.

8. Confidentiality. The Chairman shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or affiliates or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries or affiliates not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries or affiliates (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Chairman, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Chairman gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Chairman to perform properly the Chairman’s duties under this Agreement. Promptly following the termination of the Chairman’s employment with or service to the Company or any of its subsidiaries, the Chairman shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Chairman may then possess or have under the Chairman’s control (together with all copies thereof).

9. Intellectual Property. The Chairman shall not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, copyright, trade secret, intellectual property, methodologies, technologies, procedures, concepts, ideas or other similar rights (collectively, “Intellectual Property”) belonging to the Company or any of its subsidiaries or affiliates and shall not have or claim any right, title or interest in or to any material or matter of any kind prepared for or used in connection with the business or promotion of the Company or any of its subsidiaries or affiliates, whether produced, prepared or published in whole or in part by the Chairman or by the Company or any of its subsidiaries or affiliates. All Intellectual Property that is conceived, devised, made, developed or perfected by the Chairman, alone or with others, during the Chairman’s employment with or service to the Company or any of its subsidiaries that is related in any way to the Company’s or any of its subsidiaries’ or affiliates’ business or is devised, made, developed or perfected utilizing equipment or facilities of the Company or its subsidiaries or affiliates shall be promptly disclosed to the Board, are works for hire and become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, the Chairman hereby assigns to the Company all of the Chairman’s right, title and interest in and to such Intellectual Property. At the reasonable request and expense of the Company but without charge to the Company, whether during or at any time after the Chairman’s employment with or service to the Company of any of its subsidiaries, the Chairman shall cooperate fully with the Company and its affiliates in the securing of any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers. In accordance with the Illinois Employee Patent Act, 765 ILCS 1060, the Chairman is hereby notified by the Company, and understands, that the foregoing provisions do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Chairman’s own time, unless (i) the invention relates (A) to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research and development, or (ii) the invention results from any work performed by the Chairman for the Company.

10. Enforcement. The parties hereto agree that the Company and its subsidiaries and affiliates would be damaged irreparably in the event that any provision of Section 7, 8 or 9 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Chairman agrees that the Chairman will submit to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce an arbitration award against the Chairman or to obtain interim injunctive or other relief pending an arbitration decision.

11. Representations. The Chairman represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Chairman does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Chairman is a party or by which the Chairman is bound, (b) the Chairman is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would interfere with the execution, delivery or performance of this Agreement by the Chairman, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Chairman, enforceable in accordance with its terms.

12. Survival. This Agreement (other than Sections 1, 2 and 3 of this Agreement) shall survive and continue in full force and effect in accordance with its terms, notwithstanding any termination of the Employment Period.

13. Arbitration. Except as otherwise set forth in Section 10 hereof, any dispute or controversy between the Company and the Chairman, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Chairman. The Company and the Chairman acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The Company shall pay the costs of any arbitrator appointed hereunder. Anything in this Agreement or any other agreement to the contrary notwithstanding, from the Effective Date through the end of the applicable statute of limitations period, in the event Chairman prevails on the material issues involved in any contest brought by the Company, Chairman or others regarding the validity or enforceability of, or any liability under, Section 5(a)(x) hereof, the Company shall reimburse Chairman for all legal fees and expenses which Chairman incurs in connection with such contest, plus interest on any delayed payment of such fees and expenses at the then applicable federal rate as published by the Internal Revenue Service pursuant to Code Section 1274(d).

14. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 14) or (b) sent by facsimile, with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 14:

If to the Company, to:

CDW Corporation

200 North Milwaukee Avenue

Vernon Hills, IL 60061

Attention: Chief Financial Officer

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Michael D. Paley, P.C.

If to the Chairman, to the last known mailing address for the Chairman contained in the records of the Company, with a copy to:

Vedder Price P.C.

222 North LaSalle Street

Suite 2600

Chicago, Illinois 60601

Attention: Robert J. Stucker, Esq.

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Entire Agreement; Termination of Previous Agreements. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof or thereof, including without limitation the Previous Employment Agreement and the Pre-Merger Agreements; provided, however, that the equity agreements between the Company or any of its affiliates and the Chairman or the Edwardson Family Foundation entered into as of October 12, 2007 and March 10, 2010, as modified by the letter agreement regarding Class B Executive Unit Purchase Agreements dated of even date herewith, shall remain in full force and effect. As of the Effective Date, the Previous Employment Agreement shall be void and have no legal effect and neither the Company nor the Chairman shall have any further liability or obligation thereunder (other than with respect to any breach thereof prior to the Effective Date).

17. No Mitigation. In no event shall the Chairman be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Chairman under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Chairman obtains other employment.

18. Successors and Assigns. This Agreement shall be enforceable by the Chairman and the Chairman’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

19. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

20. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Chairman, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

22. Indemnification. The Chairman shall be indemnified and held harmless for all acts and omissions in connection with the performance of his duties at all times during his employment with the Company (including, without limitation, during his employment under the Previous Employment Agreement and the Pre-Merger Agreements), to the maximum extent provided under the Company’s charter, by-laws and applicable law as in effect from time to time and in accordance with the terms thereof. The Chairman shall be insured to the same extent that any policy of directors and officers liability insurance insures members of the board of directors of the Company or Holdings, including coverage for periods after termination of Chairman’s employment and service as a member of the board of directors of the Company and Holdings to the extent such coverage is generally provided under the Company’s directors and officers liability insurance policy to other directors whose service on such boards has terminated.

23. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to the Chairman pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation Section 1.409A-1(b)(4). In the event the terms of this Agreement would subject the Chairman to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Chairman shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to the Chairman’s “termination of employment,” such term shall be deemed to refer to the Chairman’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision of this Agreement, if the Chairman is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Chairman’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Chairman’s separation from service, and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Chairman’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of the Chairman’s death. Any reimbursement or advancement payable to the Chairman pursuant to this Agreement shall be conditioned on the submission by the Chairman of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Chairman promptly following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Chairman incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for any reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

*        *        *         *        *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CDW LLC

By:	/s/ Christine A. Leahy
	Name:	Christine A. Leahy
	Title:	Senior Vice President, General Counsel and Corporate Secretary

/s/ John A. Edwardson
John A. Edwardson

Signature Page to Amended and Restated Edwardson Employment Agreement